Exhibit 99.B(d)(1)

Policy Number SPECIMEN

Insured	JOHN DOE

Initial Specified Amount	$100,000	Policy Date	MAY 1, 2015

Lincoln Life & Annuity Company of New York

 (the “Company”)

A Stock Company	Home Office Location:	100 Madison Street,
Syracuse, New York 13202
	Administrator Mailing Address:	Lincoln Life & Annuity Company of New York
350 Church Street
Hartford, CT 06103-1106

We agree to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death of the Insured while this policy is In Force and to provide the other rights and benefits in accordance with the terms of this policy.

Read this Policy Carefully

This is a legal contract between You and Us.  This policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this policy.  In consideration of the application and the payment of premiums as provided, this policy is executed by Us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to You and may contain important terms and conditions.

Right to Examine this Policy

You may return this policy for any reason to the insurance agent through whom it was purchased or to Us at the address listed above within 10 days after receipt of the policy (60 days after its receipt for policies issued in replacement of other insurance).  During this period (the “Right to Examine Period”), any Net Premium Payment received by Us will be placed in the money market Sub-Account as designated by Us.  If returned, this policy will be considered void from the earlier of the Policy Date or Date of Issue, as applicable, and We will refund, as of the date the returned policy is received by Us, the greater of:  the total premium paid for this policy less Indebtedness and partial surrenders; or the Accumulation Value less Indebtedness plus any charges and fees taken under the policy’s terms.  If this policy is not returned, the premium payment will be processed as directed by You In Writing after the “Right to Examine Period” expires.

ANY  BENEFITS,  INCLUDING  DEATH  BENEFITS,  AND  VALUES  PROVIDED  BY  THIS  POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of this policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the Insurance Coverage Provisions.

Secretary	President

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES Death Benefit Proceeds payable if the Insured dies while this policy is In Force. Investment results reflected in policy benefits. Non-Participating — Not eligible for dividends. This policy’s Indexed Account does not participate in any stock, bond or equity investments. Surrender Value payable upon surrender of the policy. Flexible premiums payable to the Insured’s Attained Age 121. Premium Payments and Supplementary Coverages as shown in the Policy Specifications.

For information or assistance regarding this policy call:  800 444-2363

Table of Contents

Page*

Summary of Policy Features	2a

Policy Specifications	3

Riders and Rider Charges	3a

Table of Surrender Charges	3b

Table of Expense Charges and Fees	3c

Table of Guaranteed Maximum Cost of Insurance Rates	3d

Corridor Percentages Table	3e

Definitions	5

Ownership, Assignment and Beneficiary Provisions	8

Premium, Allocation and Reinstatement Provisions	9

Holding Account Provisions	11

Indexed Account Provisions	11

Separate Account Provisions	12

Policy Values Provisions	13

Transfer Privilege Provisions	17

Optional Sub-Account Allocation Programs	18

Surrender Provisions	19

Loan Provisions	21

Insurance Coverage Provisions	24

General Provisions	26

Effect of Policy on Riders Provisions	29

Effect of Riders on Policy Provisions	29

Settlement Options	29

Settlement Option Tables	31

*Page 4 is intentionally “blank.

Summary of Policy Features

This summary is an overview of the important features and operations of Your policy.  It is meant to give You a basic understanding of Your policy.  Specific details regarding these features are only provided in the policy provisions and cannot fully be described in a summary.  This summary is not a substitute for reading the entire policy carefully.

Flexible Premium Variable Life Insurance Policy   This title is Our generic name for variable universal life insurance.  “Flexible premium” means that You may pay premiums by any method agreeable to Us, at any time prior to the Insured’s Attained Age 121 and in any amount subject to certain limitations.  It is important to maintain the payment(s) of Your Planned Premium as shown on the Policy Specifications.

The policy provides for a Fixed Account, Separate Account and Indexed Account.  Based on the allocation instructions You provide, We will direct any Net Premium Payment into one or more of these accounts.

The Fixed Account is part of the Company’s general assets, is not subject to market fluctuation and interest is credited subject to a minimum rate.

The investment performance of Separate Account assets is kept separate from the Company’s general assets and will fluctuate based on the performance of the Sub-Accounts You elect.  Please see the Separate Account Provisions and Policy Specifications for more details.

The Indexed Account Options use the gains and losses of an outside financial index to calculate the annual crediting rate, subject to a minimum guarantee.  Indexed Credits, if any, are not applied to the Indexed Account until the Segment Maturity Date.  Please see the Indexed Account Provisions and Policy Specifications for more details.  This policy provides for a Holding Account when there is an allocation made to the Indexed Account.  Please see the Holding Account Provisions and Policy Specifications for more details.

Coverage Duration   The duration of coverage will vary based upon changes in the amount, timing and frequency of Your premium payments, changes to the coverage under Your policy and Riders attached to Your policy and the other factors described in the following sections.

Accumulation Value   The Accumulation Value is a key component of Your policy.  Accumulation Value is the total of the Fixed Account, Separate Account, Holding Account, Indexed Account and the Loan Account.  We apply a charge to each premium You pay and then add the balance to the Fixed Account, Separate Account, and/or Indexed Account in accordance with Your allocation instructions. Any allocations to the Indexed Account will remain in the Holding account until the Indexed Account Allocation Date.

On a monthly basis, we deduct the cost of providing the coverage (monthly cost of insurance charge) and the cost of any additional benefits and/or Riders and administrative charges. This charge is known as the “Monthly Deduction” and is taken from the Fixed Account and any Separate Account in the same proportion as the balances in the total of such account(s).  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the Monthly Deduction, we will apply the charge in successive order to the Holding Account, and then to the most recently opened Indexed Account Segment(s), until the entire charge has been paid.

2a

We will deduct a daily Mortality and Expense Risk Charge from each Sub-Account.

We can change these charges based on certain contractually identified factors subject to the maximum guaranteed factors shown in Your policy. We can also change interest rates credited to this policy at any time subject to a minimum rate.

Simply put, premium, interest additions, positive Separate Account performance, and Indexed Credits increase the Accumulation Value.  Both our charges and negative Separate Account performance decrease the Accumulation Value.  If additions exceed deductions, Your Accumulation Value increases; if deductions exceed additions, Your Accumulation Value decreases.  If the Surrender Value (Accumulation Value, less surrender charge, less Indebtedness) becomes so small that We cannot take an entire Monthly Deduction, Your policy may terminate; see, however, the “Grace Period” provision and the “No-Lapse” provision.

The length of time Your policy remains In Force will vary based on changes in the following factors:

•                  Frequency, timing or amount of any premium payment(s).

•                  Policy changes such as loans, partial surrenders, increases or decreases in Specified Amount and the addition or removal of Riders.

•                  Interest Credited to Your Accumulation Value from the Fixed Account, the Indexed Account and the Holding Account.

•                  Separate Account Performance.

•                  Monthly Cost of Insurance Charges.

•                  If the “No-Lapse” provision is In Force.

Interest   Interest is a volatile component of Your policy. Do not assume that interest rates will remain constant for any extended period of time. We may change interest rates at any time on the Fixed Account and Holding Account subject to a minimum rate.  Indexed Credits on the Indexed Account are linked to an outside financial index and are only applied on a Segment Maturity Date to funds having remained in that Segment for the full Segment Duration.

Separate Account Performance   Separate Account Performance can vary greatly and may increase or decrease on a daily basis, and is not guaranteed.  You are able to select, monitor and change Sub-Account choices to meet your objectives or investment conditions.

No-Lapse Provision   Your policy provides for a “No-Lapse” provision which can ensure that Your coverage will continue regardless of Surrender Value as long as the required No-Lapse premium is paid.  The length of the No-Lapse Period is stated in the Policy Specifications.

Note conditions that can impact whether the “No-Lapse” provision will remain In Force Include:

•                  Partial Surrenders taken;

•                  Indebtedness; and

•                  Continued payment of required No-Lapse Premium.

Monitoring Your Policy’s Performance   We will send You an Annual Report (Statement of Account) of Your policy to help You monitor Your Policy Values and compare it to Your objectives when You purchased Your policy.  Ask Your life insurance agent to explain anything You do not understand.  You may need to adjust Your premiums to achieve Your insurance objectives.  You may request from Us, at any time while Your policy is In Force, an  in-force illustration of future death benefits and Policy Values.  We encourage You to request an in-force illustration at least once each Policy Year, subject to the terms of the “Annual Report” provision of this policy.  We are also available to answer Your questions and assist You in making changes to Your policy.

2b

Policy Specifications

Policy Number SPECIMEN

Insured:	JOHN DOE
Owner:	JANE DOE
Initial Specified Amount:	$100,000	Policy Date:	MAY 1, 2015
Minimum Specified Amount:	$100,000	Date of Issue:	MAY 1, 2015
Monthly Anniversary Day:	01	Issue Age and Sex:	35 MALE
Premium Class:	STANDARD TOBACCO

Plan of Insurance:	FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

Benefit Selection Option:	20%. If the Insured is still living and this policy is still In Force at Attained Age 121, the Specified Amount will automatically be reduced by 20%.

Death Benefit Option:	Death Benefit Option 1 (Level) Death Benefit Option 3 Limit: $

Death Benefit Option 2 Factor:	(Applicable if Death Benefit Option 2 is elected): 115.00%

Premium Payments:	Planned Premium: $782.00
Premiums payable until Attained Age 121. Additional premium payments may vary by frequency or amount. Risk Factor: 1.500 to Age 40 (JOHN DOE) Flat Extra: $5.00 Per $1000 to Age 40 (JOHN DOE)

Minimum Additional Premium Payment Amount:	$200.00

Planned Payment Mode:	ANNUALLY

No-Lapse Provision:	No-Lapse Premium: $47.58 monthly No-Lapse Period: 20 Policy Years

Beneficiary:	As named in the application for this policy, unless later changed by You.

Guaranteed Minimum Fixed Account Interest Rate:	1.0% annual effective rate (0.00272616%% daily)

Persistency Bonus Rate:	0.35% annual effective rate (0. 02911998% monthly) in Policy Year 16 and thereafter.

Minimum Specified Amount Increase:	$1000 Increases to Specified Amount not allowed after Attained Age 85.

Maximum Number of Specified Amount Increases per Policy Year:	Unlimited in Policy Year 1; and 1 in Policy Year 2 and thereafter.

Maximum Number of Specified Amount Decreases per Policy Year:	Decreases not allowed in Policy Year 1; and 1 in Policy Year 2 and thereafter.

Paid-up nonforfeiture benefits are based on the Ultimate 2001 CSO Age Nearest Birthday, Male/Female, Composite mortality table with appropriate increases for rated risks and interest at the annual rate of 4.00%.

3 - 1

Fixed Policy Loan Interest Rate Charged:	4.0% annual effective rate in Policy Years 1-10; and 3.0% annual effective rate in Policy Years 11 and thereafter.

Interest Credited to Loan Account Value:	3.0% annual effective rate (0.00809863% daily) in all Policy Years.

Participating Policy Loan Interest Rate Charged:	6.0% annual effective rate in Policy Years 1-10; 5.0% annual effective rate in Policy Years 11 and before Attained Age 121; and 3.0% after Attained Age 121.

Minimum Policy Loan Amount:	$500

Minimum Policy Loan Repayment:	$25

Separate Account:	Lincoln Life & Annuity Flexible Premium Variable Life Account M

Minimum Transfer Amount:	$50 or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred

Limitation on Transfers from the Fixed Account:

Cannot exceed the greater of 25.0% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from which to transfer funds for Dollar Cost Averaging:	money market Sub-Account Fixed Account (may be elected at policy issue only)

Amount of Partial Surrenders:

Must be at least $500.00; and/or not more than 90.0% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to Us.

3 - 2

This policy may Lapse before the Insured reaches Age 121 even if planned premiums are paid when due.  This might be due to:

a.	changes in current Cost of Insurance rates, interest credited to the Fixed Account, Indexed Credits, or expense loads;
b.	policy loans or partial surrenders (i.e. withdrawals);
c.	changes in Death Benefit Option or Specified Amount; or
d.	performance of the Variable Sub-Accounts. Any of these events may require that more premium be paid.

AN ADDITIONAL LUMP SUM PAYMENT MAY BE REQUIRED TO KEEP THE POLICY IN FORCE AT THE END OF THE NO-LAPSE PERIOD.

ADDITIONAL AMOUNTS ARE NOT GUARANTEED AND WE HAVE THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED TO THIS POLICY AND THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED UNDER THIS POLICY WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

EXCEPT AS PROVIDED UNDER THE NO-LAPSE PROVISION, IF APPLICABLE, AN ADDITIONAL PREMIUM PAYMENT MAY BE REQUIRED TO KEEP THIS POLICY IN FORCE SHOULD THE ACCUMULATION VALUE, MINUS INDEBTEDNESS, BE INSUFFICIENT TO COVER THE RESPECTIVE MONTHLY DEDUCTIONS.  MONTHLY DEDUCTIONS WILL NOT CONTINUE DURING THE TIME THE NO-LAPSE PROVISION IS PREVENTING THE POLICY FROM ENTERING THE GRACE PERIOD OR LAPSING.  A NEGATIVE ACCUMULATION VALUE WILL NOT BE ACCUMULATED DURING THE NO-LAPSE PERIOD AND UNPAID MONTHLY DEDUCTIONS WILL NOT NEED TO BE REPAID AT THE END OF THE NO-LAPSE PERIOD.  YOU SHOULD CONTACT US TO OBTAIN ADDITIONAL INFORMATION ABOUT THIS.

UNDER FEDERAL LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED REACHES AGE 121 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES.  A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THIS POLICY AFTER THE INSURED REACHES AGE 121.

3 - 3

Riders and Rider Charges

Overloan Protection Rider
Effective Date:	Policy Date
Maximum Election Charge:	5% of the then current Accumulation Value

Waiver of Monthly Deduction Benefit Rider

Change of Insured Benefit Rider
Effective Date:	MAY 1, 2015
Date of Expiry:	MAY 1, 2045

Exec Enhanced Surrender Value Rider
Enhanced Surrender Value Per
Thousand Adjustment Rate:	0.00 in Policy Years 1 — 5; and
0.00 in Policy Years 6 and thereafter until the end of the Surrender
Charge period shown on Policy Specifications page 3b.
Monthly Charge Per $1,000:	0.05000

3a

Table of Surrender Charges

See Surrender Provisions for an example of when this table will be used.

Surrender Charge as of
Policy Year	Beginning of Policy Year
1	$1,993.00
2	$1,729.00
3	$1,395.00
4	$1,062.00
5	$729.00
6	$395.00
7	$62.00
8	$0.00
9	$0.00
10	$0.00
11	$0.00
12	$0.00
13	$0.00
14	$0.00
15	$0.00
16 and thereafter	$0.00

The maximum allowable surrender charges are based on the Ultimate 2001 CSO Age Nearest Birthday, Male/Female, Composite mortality table with appropriate increases for rated risks and interest at the annual rate of 4.00%.

Calculation of Charge for Decrease in Specified Amount

For decreases in Specified Amount, excluding full surrender of this policy, the charge will be calculated as (1) divided by (2), then multiplied by (3), where:

(1)                                 is the amount of the decrease;

(2)                                 is the Initial Specified Amount; and

(3)                                 is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:

a.                                      where the decrease occurs after the 10th Policy Anniversary of the Initial Specified Amount; or

b.                                      where the decrease is caused by a partial surrender.

3b

Table of Expense Charges and Fees

The following expenses and fees are charged under this policy:

Premium Load

We will deduct a Premium Load not to exceed 6.0% from each premium payment in all policy years.

Cost of Insurance

See the Cost of Insurance provision.  The Net Amount at Risk Discount Factor used in that provision is 1.00082954.

Guaranteed Maximum Monthly Administrative Fee

The Monthly Administrative Fee equals (1) plus (2) plus (3) plus (4), where:

(1)         is a fee of $10 per month during each Policy Year;

(2)         is a monthly charge of 0.19966 per $1,000 of Initial Specified Amount for the first 120 months from the Policy Date; and

(3)         is a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase.  The rate used to calculate this charge will be based on the Insured’s sex, Premium Class, and Attained Age on the date of the increase; and

(4)         is the Indexed Account Asset Charge which is a monthly charged rate of 0.00012491 for the first 180 months from the Policy Date and is multiplied by the sum of the value in the Holding Account and the Indexed Account.

Guaranteed Maximum Mortality and Expense Risk (“M&E”) Charge Rate

0.0005550% daily (0.20)% annually in all Policy Years.

Transfer Fee

$25 per each transfer request in excess of 24 during any Policy Year.

3c

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates are based on the Insured’s sex, Issue Age, and the Policy Year, but will not exceed the rates shown in the table below in accordance with the Ultimate 2001 CSO Age Nearest Birthday, Male/Female, Composite.  If the Insured is in a rated Premium Class, the Guaranteed Maximum Cost of Insurance Rates shown in the table below will be adjusted to reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications as described in the “Cost of Insurance Rates” provision.

Policy	Monthly	Policy	Monthly	Policy	Monthly
Year	Rate	Year	Rate	Year	Rate
1	0.10084	2	0.10668	3	0.11168
4	0.12001	5	0.12835	6	0.13752
7	0.14919	8	0.16336	9	0.17920
10	0.19921	11	0.22088	12	0.24173
13	0.26424	14	0.27758	15	0.29342

16	0.31343	17	0.33845	18	0.37264
19	0.41100	20	0.45854	21	0.51443
22	0.57366	23	0.63707	24	0.68964
25	0.74973	26	0.82234	27	0.91250
28	1.02188	29	1.14381	30	1.27161

31	1.40614	32	1.54154	33	1.67697
34	1.82415	35	1.97389	36	2.15212
37	2.35135	38	2.61683	39	2.89335
40	3.18344	41	3.50474	42	3.85480
43	4.26142	44	4.73565	45	5.28276

46	5.87936	47	6.55857	48	7.26405
49	8.02302	50	8.86371	51	9.80946
52	10.85915	53	12.00491	54	13.23368
55	14.53147	56	15.88678	57	17.15948
58	18.48811	59	19.89128	60	21.37569

61	22.94552	62	24.38375	63	25.91987
64	27.56266	65	29.32283	66	31.21044
67	32.70935	68	34.30978	69	36.01892
70	37.84322	71	39.79017	72	41.86744
73	44.08565	74	46.45292	75	48.97947

76	51.67585	77	54.55475	78	57.62655
79	60.90853	80	64.41295	81	68.15734
82	72.15706	83	76.43302	84	81.00609
85	83.33333	86	83.33333

3d

Corridor Percentages Table

Death Benefit Qualification Test:  Guideline Premium Test

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

Corridor
Age	Percentage
16-40	250%
41	243
42	236
43	229
44	222
45	215
46	209
47	203
48	197
49	191
50	185
51	178
52	171
53	164
54	157
55	150
56	146
57	142
58	138
59	134
60	130
61	128
62	126
63	124
64	122
65	120
66	119
67	118
68	117
69	116
70	115%
71	113
72	111
73	109
74	107
75	105
76	105
77	105
78	105
79	105
80	105
81	105
82	105
83	105
84	105
85	105
86	105
87	105
88	105
89	105
90	105
91	104
92	103
93	102
94	101
95	100
96	100
97	100
98	100
99	100
100 and later	100

3e

Holding Account Specifications

Guaranteed Minimum Holding Account Interest Rate:	1.0% annual effective rate (0.00272616% daily)

Indexed Account Option(s) Specifications

Initial Indexed Account Allocation Date:	The 15th day of the calendar month following the date we process payment of the initial premium.

Monthly Indexed Account Allocation Date:	15th day of each calendar month.

Index Bonus

If an Index Bonus is credited, the amount will be equal to (A) times (B) where:

(A)       Is the reduction in the value of any Segment; and

(B)       Is a rate not less than the minimum guaranteed Index Bonus Rate of 1.000%.

The Index Bonus will be credited on the Monthly Anniversary Day, after the processing of the Monthly Deduction, to the most recently opened Segment with a value greater than zero.  If multiple Segments were opened on the same allocation date, a prorated portion of the Index Bonus will be credited to each of the Segments.

3f

Name of Indexed Account Option: 1-Year Point-to-Point - Capped

Index: “S & P 500®”

Segment Duration: 1 year

Minimum Guaranteed Indexed Participation Rate: 100.00%

Minimum Guaranteed Indexed Growth Cap: 1.00%

Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment: 1.00%

Indexed Credits

Indexed Credits are calculated separately for each Segment on the Segment Maturity Date.  Indexed Credits are not calculated or credited to a Segment between Segment Maturity Dates.  Any amount deducted from a Segment prior to the Segment Maturity Date will not receive any Indexed Credit.  The payment of a full surrender prior to the Segment Maturity Date will result in the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment being applied on a prorated basis.  The Indexed Credit on the Segment Maturity Date is equal to (A) times (B) where:

(A)                               Is the Indexed Growth Rate; and

(B)                               Is the value of the Segment as of its Segment Maturity Date prior to any Indexed Credit being applied.

If the Indexed Credit for a Maturing Segment results in an effective annual rate less than the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown above, then additional interest will be credited as required to equal the minimum rate.

Calculation of the Indexed Growth Rate Used in Determining Indexed Credits:  We will determine the Indexed Interest Growth Rate in effect on a Segment Maturity Date subject to any guaranteed factors for the Indexed Account Option as shown above.

Indexed Growth Rate:

The Indexed Growth Rate is equal to [(a/b) – 1] x c; not to exceed d where:

A = the closing value of the Index as of the Segment Maturity Date;

B = the closing value of the Index as of the Segment Date;

C = the Participation Rate in effect on the Segment Date; and

D = the Indexed Growth Cap in effect on the Segment Date.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Lincoln Life & Annuity Company of New York.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Lincoln Life & Annuity Company of New York.  Lincoln Life & Annuity Company of New York’s product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

3g

Participation Rate

A factor used in calculating the Indexed Growth Rate and the Indexed Credit applicable to a Segment.  We will declare the Participation Rate applicable to a Segment at the beginning of the Segment year.  We guarantee that the Participation Rate will never be less than the Minimum Guaranteed Indexed Participation Rate shown above.

Indexed Growth Cap

A factor used in calculating the Indexed Growth Rate and the Indexed Credit applicable to a Segment.  We will declare the Indexed Growth Cap applicable to a Segment at the beginning of the Segment year.  We guarantee that the Indexed Growth Cap will never be less than the Minimum Guaranteed Indexed Growth Cap as shown above.

3h

Name of Indexed Account Option: 1-Year Point-to-Point - Uncapped

Index: “S & P 500®”

Segment Duration: 1 year

Minimum Guaranteed Indexed Participation Rate: 15.00%

Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment: 1.00%

Indexed Credits

Indexed Credits are calculated separately for each Segment on the Segment Maturity Date.  Indexed Credits are not calculated or credited to a Segment between Segment Maturity Dates.  Any amount deducted from a Segment prior to the Segment Maturity Date will not receive any Indexed Credit.  The payment of a full surrender prior to the Segment Maturity Date will result in the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment being applied on a prorated basis.  The Indexed Credit on the Segment Maturity Date is equal to (A) times (B) where:

(A)                               Is the Indexed Growth Rate; and

(B)                               Is the value of the Segment as of its Segment Maturity Date prior to any Indexed Credit being applied.

If the Indexed Credit for a Maturing Segment results in an effective annual rate less than the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown above, then additional interest will be credited as required to equal the minimum rate.

Calculation of the Indexed Growth Rate Used in Determining Indexed Credits:  We will determine the Indexed Interest Growth Rate in effect on a Segment Maturity Date subject to any guaranteed factors for the Indexed Account Option as shown above.

Indexed Growth Rate:

The Indexed Growth Rate is equal to [(a/b) – 1] x c; where:

A = the closing value of the Index as of the Segment Maturity Date;

B = the closing value of the Index as of the Segment Date; and

C = the Participation Rate in effect on the Segment Date.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Lincoln Life & Annuity Company of New York.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Lincoln Life & Annuity Company of New York.  Lincoln Life & Annuity Company of New York’s product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

3i

Participation Rate

A factor used in calculating the Indexed Growth Rate and the Indexed Credit applicable to a Segment.  We will declare the Participation Rate applicable to a Segment at the beginning of the Segment year.  We guarantee that the Participation Rate will never be less than the Minimum Guaranteed Indexed Participation Rate shown above.

3j

Name of Indexed Account Option: 1-Year Point-to-Point — High Participation

Index: “S & P 500®”

Segment Duration: 1 year

Minimum Guaranteed Indexed Participation Rate: 140.00%

Minimum Guaranteed Indexed Growth Cap: 1.00%

Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment: 1.00%

Indexed Credits

Indexed Credits are calculated separately for each Segment on the Segment Maturity Date.  Indexed Credits are not calculated or credited to a Segment between Segment Maturity Dates.  Any amount deducted from a Segment prior to the Segment Maturity Date will not receive any Indexed Credit.  The payment of a full surrender prior to the Segment Maturity Date will result in the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment being applied on a prorated basis.  The Indexed Credit on the Segment Maturity Date is equal to (A) times (B) where:

(A)                               Is the Indexed Growth Rate; and

(B)                               Is the value of the Segment as of its Segment Maturity Date prior to any Indexed Credit being applied.

If the Indexed Credit for a Maturing Segment results in an effective annual rate less than the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown above, then additional interest will be credited as required to equal the minimum rate.

Calculation of the Indexed Growth Rate Used in Determining Indexed Credits:  We will determine the Indexed Interest Growth Rate in effect on a Segment Maturity Date subject to any guaranteed factors for the Indexed Account Option as shown above.

Indexed Growth Rate:

The Indexed Growth Rate is equal to [(a/b) – 1] x c; not to exceed d where:

A = the closing value of the Index as of the Segment Maturity Date;

B = the closing value of the Index as of the Segment Date;

C = the Participation Rate in effect on the Segment Date; and

D = the Indexed Growth Cap in effect on the Segment Date.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Lincoln Life & Annuity Company of New York.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Lincoln Life & Annuity Company of New York.  Lincoln Life & Annuity Company of New York’s product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

3k

Participation Rate

A factor used in calculating the Indexed Growth Rate and the Indexed Credit applicable to a Segment.  We will declare the Participation Rate applicable to a Segment at the beginning of the Segment year.  We guarantee that the Participation Rate will never be less than the Minimum Guaranteed Indexed Participation Rate shown above.

Indexed Growth Cap

A factor used in calculating the Indexed Growth Rate and the Indexed Credit applicable to a Segment.  We will declare the Indexed Growth Cap applicable to a Segment at the beginning of the Segment year.  We guarantee that the Indexed Growth Cap will never be less than the Minimum Guaranteed Indexed Growth Cap as shown above.

3l

(This Page Left Blank Intentionally)

Definitions

Accumulation Value  The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Holding Account Value plus (4) the Indexed Account Value plus (5) the Loan Account Value under this policy, as described in the “Policy Values” provisions.

Administrator Mailing Address  The Administrator Mailing Address for this policy is shown on the front cover.

Attained Age (Age)  The Insured’s Issue Age plus the number of completed Policy Years.

Beneficiary  The person(s) or entity(ies) named in the application for this policy, unless later changed as provided for by this policy, to whom We will pay the Death Benefit Proceeds upon the death of the Insured.

Closing Value of an Index  Is the value of an Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.  If no closing value is published, We will use the closing value for the next day for which a closing value is published.

Cost of Insurance  The monthly cost of providing life insurance under this policy.

Date of Issue  The date from which Suicide and Incontestability periods are measured.  The Date of Issue is shown in the Policy Specifications.

Death Benefit Proceeds  The amount payable upon death of the Insured as described in the “Death Benefit Proceeds” provision.

Due Proof of Death  A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Us.

Fixed Account  An account to which You may allocate Your Net Premium Payments and transfer values.  The Fixed Account is a part of the Company’s general account, and Fixed Account assets are general assets of the Company.  Fixed Account principal is not subject to market fluctuation and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate as shown in the Policy Specifications.

Holding Account  An account from which value is systematically transferred to an Indexed Account Option according to Your account allocation instructions on each Monthly Indexed Account Allocation Date.  This account is part of the Accumulation Value and is credited with interest daily as explained in the “Holding Account” provision.  The Holding Account is a part of the Company’s general account and Holding Account assets are general assets of the Company.  Interest is credited at a rate not less than the Guaranteed Minimum Holding Account Interest Rate as shown in the Policy Specifications.

Indebtedness  The total amount of any outstanding loans, including Fixed Loans and Participating Loans, against this policy, including loan interest accrued but not yet charged.

Index  An external index used as a basis to determine the value of the Indexed Account.  The Index(es) are as shown on the Policy Specifications.

Indexed Account  The Indexed Account is part of the general account assets of the Company and consists of Indexed Account Options that are eligible for interest based on an outside Index subject to the terms of this policy.  Interest is credited at a rate not less than the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.

Indexed Account Option(s)  An allocation option available under the Indexed Account.  The Indexed Account Option(s) available as of the Policy Date are shown in the Indexed Account Specifications section of the Policy Specifications.

In Force  Not surrendered or terminated for any reason.

In Writing (Written Request, Written Notice)  With respect to any notice or request to Us, this term means a written form satisfactory to Us signed by You and received at Our Administrator Mailing Address.  With respect to any notice from Us to You or any other person, this term means written notice by ordinary mail to such person at the most recent address in Our records.

Insured  The person whose life is insured under this policy.

Issue Age  The Insured’s age nearest birthday on the Policy Date.

Lapse  Teminate without value.

Loan Account  The account in which amounts equal to amounts loaned under this policy for a Fixed Loan, including charged loan interest, accrue once transferred out of the Fixed Account, Sub-Accounts, Holding Account and the Indexed Account, as applicable.  The Loan Account is part of our general account.

Monthly Anniversary Day  The day of the month shown in the Policy Specifications when We deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

Net Premium Payment  The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account, any of the Sub-Account(s), or any Indexed Account Option.

No-Lapse Premium  The required premium which must be paid to guarantee that this policy will not Lapse during the specified No-Lapse Period as described in the “No-Lapse” provision, if applicable.

1940 Act  The Investment Company Act of 1940, as amended.

Owner  The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this policy, unless later changed as provided for by this policy.  If no Owner is designated, the Insured will be the Owner.

Policy Anniversary  The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for that year.

Policy Date  The date (as shown in the Policy Specifications) on which life insurance begins if the necessary Premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and planned premium due dates are determined.

Policy Month  The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

Policy Specifications  The pages of this policy which show Your benefits, premium, costs, and other policy information.

Policy Year(s)  Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

Premium Class  The mortality classification for this policy as shown in the Policy Specifications.

SEC  The Securities and Exchange Commission.

Separate Account  The Separate Account, including the Sub-Account(s) thereunder, to which Net Premium Payments are, or have been, allocated, and to which amounts may be transferred. Separate Account assets are not chargeable with the Company’s general liabilities.  The investment performance of Separate Account assets is kept separate from the Company’s general assets.

Specified Amount  The amount You chose which is used to determine the amount of death benefit under this policy and the amount of rider benefits, if any.  The minimum Specified Amount allowable under this policy and the Specified Amount at issue (“Initial Specified Amount”) are shown in the Policy Specifications.  The Specified Amount may be increased or decreased as described in this policy.

Sub-Account(s)  Divisions of the Separate Account created by the Company to which You may allocate Your Net Premium Payments and among which amounts may be transferred.

Surrender Value  The Accumulation Value on the date of surrender or partial surrender, less any Indebtedness, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

Underlying Fund(s)  The Underlying Funds are the investments within the Sub-Account(s) to which the Net Premium Payments may be allocated.  See “Investments of the Sub-Accounts” provision for additional details.

Valuation Day  Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

Valuation Period  The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

Variable Accumulation Unit  A unit of measure used to calculate the value of a Sub-Account as described in the “Variable Accumulation Unit Value” provision.

We, Our, Us  The Company

You, Your  The Owner.

Ownership, Assignment and Beneficiary Provisions

Rights of Owner  While the Insured is living except as provided below and subject to any applicable state law, You may exercise all rights under this policy including, but not limited to, the right to:

a.	return this policy under the “Right to Examine this Policy” provision;
b.	surrender this policy;
c.	agree with Us to any change in or amendment to this policy;
d.	transfer all Your rights to another person or entity;
e.	change the Beneficiary (unless You specifically request not to reserve this right);
f.	assign this policy;
g.	effect a loan;
h.	effect a transfer to or from a Fixed Account, Sub-Account(s), or Indexed Account;
i.	make premium payments that are to be allocated to a Fixed Account, Sub-Account(s) or Indexed Account;
j.	effect a partial surrender (i.e. withdrawal); and
k.	effect a reinstatement.

We must have the consent In Writing of any assignee in order for You to exercise Your rights under this policy.  However, You may exercise Your rights without the consent of any Beneficiary, subject to any applicable law, if You have reserved the right to change the Beneficiary.

Unless provided otherwise, if You are not the Insured and You die before the Insured, all of Your rights under this policy will transfer and vest in Your executors, administrators or assigns.

Transfer of Ownership  You may transfer all of Your rights under this policy by submitting a Written Request.  You may revoke any transfer prior to its effective date by submitting a Written Request.  A transfer of ownership, or a revocation of transfer, will take effect on the date the notice is signed, subject to any payment made or action taken or allowed by Us before the notice is received by Us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the “Rights of Owner” provision of this policy.  Unless You direct Us otherwise, with the consent In Writing of any assignee recorded with Us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

Assignment  Assignment of this policy must be In Writing and sent to Our Administrator Mailing Address on a form We accept.  It will be effective when it is signed subject to any payments We make or other actions We take before We receive it.  We will not be responsible for the validity or sufficiency of any assignment.  While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:

a.	transfer the interest of any designated transferee; and
b.	transfer the interest of any Beneficiary, if You have reserved the right to change the Beneficiary.

Beneficiary  You may designate more than one Beneficiary.  If You make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless You request otherwise In Writing.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in You or in Your executors, administrators or assigns.

Change of Beneficiary  You may change the Beneficiary by submitting a Written Request.  We must receive Your request In Writing while the Insured is living.  A request for change of Beneficiary must be signed by You and by any irrevocable Beneficiary.  A change of Beneficiary will be effective on the date the Written Request is signed so long as it is received by Us, subject to any payment made or any action taken or allowed by Us before Our receipt of the request.

Premium, Allocation and Reinstatement Provisions

Payment of Premiums  The initial premium is due on the Policy Date and is payable on or before delivery of this policy.  All subsequent premium payments may be made at any time before the Insured’s Attained Age 121 and in any amount, subject to the following provisions, unless otherwise agreed to In Writing by Us.  However sufficient premium must be paid to keep this policy In Force.  Please see “Planned Premiums” provision.

Additional Premiums  You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment amount as shown on the Policy Specifications at any time before the Insured reaches the Attained Age 121.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the “Compliance with the Internal Revenue Code” provision and the “Modified Endowment” provision. We also reserve the right to require evidence of insurability satisfactory to Us for any premium payment that would result in an immediate increase in the difference between the Accumulation Value and the Specified Amount.  If evidence of insurability is not received, the premium, or any portion of the premium, may be returned. Any additional payment We receive will be applied as premium and not to repay any outstanding loans, unless You instruct Us otherwise In Writing.

Planned Premiums  You choose how much premium You will pay and the frequency of such payments (the “Planned Premiums”). The Planned Premium You elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments.  Any change in the planned premiums may impact the policy values and benefits.  We will send premium reminder notices for the amounts and frequency of payments You establish.  We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

The planned premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue this policy In Force until the Policy Anniversary after the Insured reaches Attained Age 121 even if the amount is paid as scheduled.  Please refer to the Summary of Policy Features for more detail.

Premium Allocation Instructions  You must provide Us with premium allocation instructions In Writing, or some other method previously authorized by Us.  These instructions direct how the Net Premiums will be allocated among the Fixed Account, Separate Account, and Indexed Account.  One hundred percent of each Net Premium Payment must be allocated to these accounts.  Allocations must be made in whole percentages.

Account Allocation Instructions  You must provide Us with account allocation instructions In Writing, or in some other method previously authorized by Us, to give further direction for allocating Separate Account premiums among the Sub-Account(s) and Indexed Account premiums among the Indexed Account Option(s).  These allocations must be made in whole percentages, and each set of allocations must total one hundred percent. Your allocations may be changed at any time.  Indexed Account allocation changes received less than two business days prior to a Monthly Indexed Account Allocation Date will require allocation changes to be delayed until the next available Monthly Indexed Account Allocation Date.  Any Net Premium Payment allocated to the Indexed Account will be held in the Holding Account until the next Indexed Account Allocation Date.

Maturing Segments will be allocated to the Fixed Account, Sub-Account(s), and the Indexed Account Option(s) as directed by You.  These allocations must be made in whole percentages, and each set of allocations must total one hundred percent of the Maturing Segment(s) Value as described in the “Premium Allocation Instructions” provision and this provision.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the “Right to Examine this Policy” provision.

Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless You instruct Us otherwise In Writing, or in some other method previously authorized by Us.

Indexed Account Allocation Dates  The Initial Indexed Account Allocation Date is the first date on which transfers from the Holding Account to the Indexed Account may occur.  All subsequent Monthly Indexed Account Allocation Dates are the dates on which transfers from the Holding Account to the Indexed Account may occur.  Please refer to the Indexed Account Specifications sections of the Policy Specifications.

Continuation of Insurance  If premiums are discontinued on any date, the Surrender Value on that date will be used to provide insurance under this provision. This policy and all Amendments, Endorsements, and Riders will continue In Force according to the terms of the policy and any Amendments, Endorsements and Riders, for as long as the Surrender Value is sufficient to cover the Monthly Deduction. If the Surrender Value is insufficient, the policy will terminate according to the “Grace Period” provision except as provided under the “No-Lapse” provision.

No-Lapse Provision  Subject to the limitations described in this provision, this policy will not enter the grace period nor Lapse during the No-Lapse Period described below as long as a. is at least equal to b., where:

a.	is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at 4% annual interest, less any Indebtedness; and
b.	is an amount equal to the sum of the No-Lapse Premiums shown in the Policy Specifications, accumulated at 4% annual interest.

The No-Lapse Period is shown on the Policy Specifications page and varies by Your Issue Age.  As long as You have satisfied the No-Lapse Premium requirement, the No-Lapse Period applies for the entire length of the period but no longer.  Continuing to pay the No-Lapse Premium beyond the expiration of the No-Lapse Period does not guarantee that this policy will not Lapse. If this provision is actively preventing this policy from Lapsing, neither a negative Accumulation Value nor unpaid monthly deductions will be accumulated.  If this provision is keeping this policy in force, on Your Annual Report, We will notify You of the status of the No-Lapse Premium requirement and if any additional premium beyond Your projected modal premium will be necessary in the following Policy Year to satisfy the No-Lapse Premium requirement. It is possible to have this provision terminate and have this policy remain in force.  If the policy lapses and is reinstated within the No-Lapse Period, the No-Lapse Provision can also be reinstated.

Increases in Specified Amount will increase the amount of No-Lapse Premium required to satisfy the terms of this provision. You will be notified of the increase in No-Lapse Premium required. Any such increase in Specified Amount will not extend the No-Lapse Period beyond its original termination date.

Grace Period  Except as provided under the “No-Lapse” provision, if applicable, this policy will enter the grace period if on any Monthly Anniversary Day the Surrender Value is less than the required Monthly Deduction.

We allow a grace period of 61 days to pay a Net Premium Payment sufficient to maintain coverage for three Policy Months from the date the policy enters the grace period.  An amount less than this will not be accepted.  However a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.

We will send a Written Notice to You and to any assignee of record at least 31 days before the end of the grace period.  The notice will state the amount of premium as noted above.  All coverage under this policy will Lapse if You do not pay this amount on or before 61 days after entering the grace period.  If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.  If the Insured dies after premium has been applied to move this policy out of the grace period, We will refund the amount applied for any period beyond the policy month in which the Insured died.

As described in the “Loan” provisions, Indebtedness reduces Surrender Value.  Any increase in Indebtedness, including loan interest due but not yet charged, may reduce the Surrender Value to cause the policy to enter the grace period.

Premium Refund at Death  Any premium paid after the Insured’s date of death will be refunded as part of the Death Benefit Proceeds, unless You request otherwise prior to Our payment.

Reinstatement  If this policy has Lapsed as described in the “Grace Period” provision, You may reinstate this policy within 5 years from the date of Lapse provided:

a.	this policy has not been surrendered;
b.	the Insured has not died since the date of Lapse;
c.	You submit an application for reinstatement In Writing;
d.	You submit satisfactory evidence of insurability to Us In Writing;
e.	You pay enough premium to keep this policy and any reinstated riders In force for at least 2 months after the date of reinstatement; and
f.	any accrued loan interest is paid, and any remaining Indebtedness is either paid or reinstated.

The reinstated policy will be effective as of the Monthly Anniversary Day on or next following the date on which We approve the application for reinstatement.

The Net Premium Payment and any loan repayment upon reinstatement will be allocated as set forth under the Premium, Allocation and Reinstatement Provisions, and “Loan Repayment” provision.  Upon reinstatement, the surrender charges assessed at the time of Lapse will be credited to the Accumulation Value (in proportion to the then current allocation of Net Premium Payments), and the surrender charges set forth in the Table of Surrender Charges will be reinstated as of the Policy Year in which the policy Lapsed.

For the purposes of resuming allocations to the Indexed Account following the effective date of reinstatement, transfers may resume on the first monthly Indexed Account Allocation Date following the effective date of reinstatement.

Holding Account Provisions

Holding Account  Any portion of the Net Premiums and all funds for transfer to the Indexed Account will first be deposited into the Holding Account.  On each Monthly Indexed Account Allocation Date, the Holding Account Value will be transferred to the Indexed Account in accordance with Your Account Allocation Instructions.  The Holding Account Value is determined as described in the “Holding Account Value” provision.  We will credit interest daily to the Holding Account as shown on the Policy Specifications.

Indexed Account Provisions

Indexed Account and Indexed Account Option(s)  The Indexed Account is part of the general account assets of the Company and consists of Indexed Account Options that are eligible for interest based on an outside Index (“Indexed Credits”) subject to the terms of this policy.  This policy provides for one or more Indexed Account Option(s). Indexed Account Option(s) available under Your policy as of the Policy Date are shown in the Indexed Account Option Specifications sections of the Policy Specifications.  We reserve the right to add an additional Indexed Account Option.  We also reserve the right to withdraw one or more Indexed Account Option(s), but at least one Indexed Account Option will be available to You.  If an Index is discontinued, or if an Index calculation substantially changes, We will select an alternative Index and We will notify You.  Any substitution of an Index is subject to approval by the state insurance authorities where the contract is delivered.

If the Indexed Account becomes subject to registration under the Securities Act of 1933, We reserve the right to terminate the Indexed Account.  In such case, any money in a Segment will be moved to the Fixed Account and You will not be allowed to make any transfers to the Indexed Account.  If money in a Segment is moved to the Fixed Account, the amount of interest that will applied to the value of the Segment will be a prorated portion of the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.  We will notify You if the Indexed Account is terminated.

Segment  Each time a transfer is made from the Holding Account to the Indexed Account a new Segment is created.  The new Segment is credited with any Indexed Credits on the Segment Maturity Date.  You may establish more than one Segment on the same date.  Please refer to the Indexed Account Option(s) Specifications in the Policy Specifications for detailed information regarding the calculation of Indexed Credits.

Segment Maturity Date  The Segment Maturity Date is the date each Segment matures, which is at the end of a Segment Duration as shown in the Indexed Account Option(s) Specifications section of the Policy Specifications.

Maturing Segment  Funds that have remained in a Segment until the Segment Maturity Date are eligible for an Indexed Credit.  The value of a Maturing Segment will be allocated to the Fixed Account, Sub-Account(s), and/or the Indexed Account Option(s) per your account allocation instructions.  We reserve the right to restrict Your ability to allocate all or part of the Maturing Segments to Sub-Account(s).

Index Bonus  If the Policy Value is greater than zero and a Monthly Deduction is to be applied against a Segment, we will credit an Index Bonus.  The Index Bonus will be credited on the Monthly Anniversary Day, after the processing of the Monthly Deduction, to the most recently opened Segment with a value greater than zero.  If multiple Segments were opened on the same allocation date, a prorated portion of the Index Bonus will be credited to each of the Segments.  Please refer to the Indexed Account Option(s) Specifications in the Policy Specifications for detailed information regarding the calculation of the Index Bonus.

Indexed Account Asset Charge  We will deduct an Indexed Account Asset Charge as part of the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

Separate Account Provisions

Separate Account  You may allocate Your Net Premium Payments and Accumulation Value (except for Loan Account Value) to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications.  The Separate Account was established by a resolution of Our Board of Directors as a “separate account” under the insurance law of the State of New York, and is registered as a unit investment trust under the 1940 Act.  The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by Us.  The income, gains or losses, whether or not realized, from the Separate Account’s assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  Separate Account assets are owned and controlled exclusively by Us, and We are not a trustee with respect to such assets.

We may change the investment policy of the Separate Account at any time.  If required by the New York State Department of Financial Services, We will file any such change for approval.

Sub-Accounts  The Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, We will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.  If required by the New York State Department of Financial Services, We will file any such change for approval.

Investments of the Sub-Accounts  All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund.  Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, We may eliminate or substitute Underlying Funds in accordance with the “Underlying Fund Withdrawal and Substituted Securities” provision.  Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at net asset value.  Deductions by Us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at a net asset value equal in total value to the amount to be deducted.

Investment Risk  Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund’s investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions.  You bear the entire investment risk of gain or loss of the Separate Account assets under this policy.

Underlying Fund Withdrawal and Substituted Securities  If a particular Underlying Fund ceases to be available for investment, or if We determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), We may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund.  We will obtain any necessary regulatory or other approvals including prior authorization of the New York State Department of Financial Services.  We may make appropriate endorsements to this policy to the extent reasonably required to reflect any withdrawal or substitution.

Policy Values Provisions

Accumulation Value  The Accumulation Value of this policy is the sum of the Fixed Account Value, Separate Account Value, Holding Account Value, Indexed Account Value, and Loan Account Value.  Each of these is defined below.

At any point in time, the Accumulation Value reflects:

a.              Net Premium Payments made;

b.              The amount of any partial surrenders;

c.               Any increases or decreases as a result of market performance in the Sub-Account(s);

d.              Interest credited under the Fixed Account, Holding Account, Indexed Account and Loan Account;

e.               Persistency Bonus, if any;

f.                Index Bonuses, if any;

g.               Monthly Deductions; and

h.              All other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.

Fixed Account Value  The Fixed Account Value at any point in time is equal to:

a.              The amount of the Net Premium Payments allocated or other amounts transferred to the Fixed Account; less

b.              The amount of any transfer from the Fixed Account; less

c.               Any portion of the Monthly Deduction deducted for the current Policy Month; less

d.              Any portion of a partial surrender deducted; less

e.               Any portion of the surrender charges due to any decrease in Specified Amount; plus

f.                Any portion of Fixed Loan interest crediting; plus

g.               Any portion of the Persistency Bonus applied; plus

h.              Daily interest credited.

Separate Account Value  The Separate Account Value, if any, with respect to this policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this policy.  The stated value of each Sub-Account is determined by multiplying a. the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this policy by b. the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

Variable Accumulation Unit Value  Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.

The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to a. minus b., divided by c., where:

a.                            Is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Underlying Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);

b.                            Is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by the Company that We determine result from the operations of the Separate Account; and

c.                             Is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the “Mortality and Expense Risk (“M&E”) Charge” provision, multiplied by the number of calendar days in the Valuation Period.  The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

Holding Account Value  The Holding Account Value at any point in time is equal to:

a.                                      The amount of the Net Premium Payments allocated or other amounts transferred to the Indexed Account being held in the Holding Account until the next Indexed Account Allocation Date; less

b.                                      The amount of any transfer from the Holding Account; less

c.                                       Any portion of a Monthly Deduction deducted for the current Policy Month; less

d.                                      Any portion of a partial surrender deducted; less

e.                                       Any portion of the surrender charges due to any decrease in Specified Amount; plus

f.                                        Daily interest credited.

Indexed Account Value  The Indexed Account Value is the sum of the value of all open Segments.  The value of a Segment at any point in time is equal to:

a.                                      The amount of any transfer from the Holding Account; less

b.                                      The amount of any transfer from the Indexed Account; less

c.                                       Any portion of the Monthly Deduction deducted for the current Policy Month; plus

d.                                      The amount of any Index Bonus credited to any Segment; less

e.                                       Any portion of a partial surrender deducted; less

f.                                        Any portion of the surrender charges due to any decrease in Specified Amount.

Loan Account Value  The Loan Account Value, if any, with respect to this policy, is the amount of any Fixed Loan(s), including any interest charged on the loan(s), less any amounts as described under “Loan Repayment” provision taking into account the amounts described in the “Interest Credited Under Loan Account” provision.

Persistency Bonus  Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, We will credit a Persistency Bonus to the Fixed Account and any of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the credit is applied.  The Persistency Bonus for a Policy Month equals a. multiplied by b., where:

a.                   is the Persistency Bonus Rate shown in the Policy Specifications; and

b.                   is the Fixed Account Value plus the Separate Account Value.

Interest Credited Under Fixed Account  We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be no less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied as determined by Us.  Such interest is referred to in this policy as excess interest and is not guaranteed.  If We credit excess interest, it will be credited daily.  Once credited, such interest will be nonforfeitable except indirectly due to application of the surrender charge.  Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Fixed Account.

Interest Credited Under Holding Account  We will credit interest to the Holding Account daily.  The interest rate applied to the Holding Account will be no less than the Minimum Guaranteed Holding Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied as determined by Us.  Such interest is referred to in this policy as excess interest and is not guaranteed. If We credit excess interest, it will be credited daily.  Once credited, such interest will be nonforfeitable except indirectly due to application of the surrender charge.  Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Holding Account.

Interest Credited Under Loan Account  We will credit interest to the Loan Account daily.  The interest rate applied to the Loan Account is shown in the Policy Specifications.  Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations.

Mortality and Expense Risk (“M&E”) Charge  We will deduct a mortality and expense risk (“M&E”) charge from each Sub-Account at the end of each Valuation Period.  This charge will not exceed a. multiplied by b. multiplied by c., where:

a.                        is the Guaranteed Maximum Mortality and Expense Risk (Daily) Charge Rate;

b.                        is the value of the Sub-Account; and

c.                         is the number of calendar days in the Valuation Period.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum Mortality and Expense Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.

Fees Associated with the Underlying Funds  Underlying Fund operating expenses may be deducted by each Underlying Fund from its assets.

Cost of Insurance  The monthly Cost of Insurance under this policy will be equal to a., multiplied by the result of b. minus c., where:

a.                        is the Cost of Insurance rate as described in the “Cost of Insurance Rates” provision;

b.                        is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, divided by 1,000; and

c.                         is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.

Cost of Insurance Rates  We reserve the right to change monthly Cost of Insurance Rates based on Our expectations of future mortality, investment earnings, persistency, and expenses (including taxes).  A portion of such Cost of Insurance rates may represent a recovery of expenses associated with the administration of this policy; such recovery may be greater in the early Policy Years.  Any change in Cost of Insurance Rates will apply to all individuals of the same Premium Class as the Insured.  The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.

If the Insured is in a rated Premium Class, the monthly Cost of Insurance rates will be calculated as (1) multiplied by (2), plus (3), where:

(1)                                 is the then current Cost of Insurance rate;

(2)                                 is the Risk Factor, if any, shown in the Policy Specifications; and

(3)                                 is the applicable Flat Extra charge, if any, shown in the Policy Specifications.

Monthly Deduction  Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, We will deduct the Monthly Deduction from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the Monthly Deduction, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in — first out basis until the cost of the Monthly Deduction has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  At the time a Monthly Deduction causes a reduction to the value of an Segment, We will determine the amount of any Index Bonus that may be credited to the Segment.

The Monthly Deduction for a Policy Month equals a. plus b. where:

a.                                     is the Monthly Administrative Fee.  The Monthly Administrative Fee is guaranteed not to exceed the Guaranteed Maximum Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications; and

b.                                     is the Cost of Insurance as described in the “Cost of Insurance” provision plus the monthly cost of any supplemental riders and optional benefits.

Basis of Computations  The Cost of Insurance rates are guaranteed to be no greater than those described in the Table of Guaranteed Maximum Cost of Insurance Rates as shown in the Policy Specifications.  All policy values are at least equal to those required by the jurisdiction in which this policy is delivered.

Transfer Privilege Provisions

Transfer Privilege  At any time while this policy is In Force, other than during the Right to Examine Period, You have the right to transfer amounts among the Fixed Account and Sub-Account(s) then available under this policy and from the Fixed Account and Sub-Account(s) to the Indexed Account, subject to the “Rights of Owner” provision.  Transfer from the Indexed Account can only be made from Maturing Segments through the account allocation instructions that You have provided.  All such transfers are subject to the following:

a.	Transfers may be made In Writing, or electronically, if internet transfers have been previously authorized In Writing, subject to Our consent. Our consent is revocable upon Written Notice to You.

b.

Transfer requests must be received in a form acceptable to Us at the Administrator Mailing Address prior to the time of day the New York Stock Exchange closed and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c.	A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

d.	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which You have premium allocated.

e.	The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

f.

Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer as shown in the Policy Specifications.

g.

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

h.	Money cannot be transferred out of an open Segment.

i.	We reserve the right to restrict the ability to reallocate all or part of the Maturing Segments to Sub-Account(s).

Transfer Fees  We reserve the right to charge a fee for each transfer request in excess of the Policy Year’s maximum number of transfers as shown in Policy Specifications. The Transfer Fee is guaranteed not to exceed the Guaranteed Maximum Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications. Transfer fees may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made.  Transfers from indexed account matured segments do not count against free transfers available.

Transfers from the Fixed Account  Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging program.  The amount of all transfers in any Policy Year will not exceed the amount shown under the Limitations on Transfers from the Fixed Account in the Policy Specifications.

Transfers from a Sub-Account  Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:

a.	refused if the Underlying Fund refuses a transfer request from Us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about Your trading activity which We have provided to the Underlying Fund.

Change of Terms and Conditions  We reserve the right to change the terms and conditions of the Transfer Privilege Provisions in response to changes in legal or regulatory requirements. Any necessary approvals will be obtained prior to us making such changes.  Further, We reserve the right to limit or reject any transfer request from any person in the interest of overall fund management or if, in our judgment, an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely effected or if an underlying fund would reject our purchase order.  Examples of such harmful activity include, frequent, large or short term transfers as might be associated with “market timing.”  Transfer rights may be restricted or terminated until the beginning of the next Policy Year if We determine that Your use of the transfer right may disadvantage other policy Owners or the underlying funds as described above.  Steps We may take include revoking fax and electronic transfer privileges or requiring transfers to be made only by original signature sent to Us by U.S. mail, standard delivery.  Any termination, restriction or limitation on transfer privileges will be administered in a uniform non-discriminatory manner.  Please note that underlying funds also police such harmful activity.  If an underlying fund imposes a charge for a transfer made in the context of such activity, We may be obligated to administer and collect the charge on their behalf.

Optional Sub-Account Allocation Programs

Program Participation  You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at any time. Transfers made in conjunction with either of these programs do not count against the free transfers available.

We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Written Notice to You.

Dollar Cost Averaging  Dollar Cost Averaging systematically transfers specified dollar amounts from the account(s) specified by You.  The account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications.  Transfer allocations may be made to 1 or more of the other Sub-Account(s) on a monthly or quarterly basis.  Allocations may not be made to the same account from which funds are to be transferred.  Dollar Cost Averaging terminates automatically:

a.	if the value in the account(s) specified by You is insufficient to complete the next transfer;
b.	7 calendar days after We receive Your request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated;
c.	after 12 or 24 months, as elected by You ; or
d.	if Your policy is surrendered.

Automatic Rebalancing  Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by You.  The pre-determined level is the allocation initially selected at the time of application, until changed by You. The Fixed Account and Indexed Account are not subject to rebalancing. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing. Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by You.

Surrender Provisions

Surrender  You may surrender this policy for its Surrender Value while this policy is In Force and the Insured is living.  Surrender of this policy is effective on the Valuation Day We receive both this policy and Your Written Request for surrender.  All coverage under this policy will terminate upon surrender for its Surrender Value.  A policy surrender requested prior to a Segment Maturity Date will result in an amount of interest applied to an open Segment and payable upon surrender equal to a prorated portion of the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.

The Surrender Value will be paid in a lump sum unless You choose a settlement option We make available.  Any deferment of payments will be subject to the “Deferment of Payments” provision.

Surrender Charges  If You request either a full surrender of this policy or a decrease in Specified Amount, a charge will be assessed based on the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.

Charge for Decrease in Specified Amount  For decreases in Specified Amount, excluding full surrender of this policy, the charge, if any, will be calculated as shown in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made, unless otherwise agreed to In Writing by You and Us.  If insufficient value exists from the Fixed Account and any Sub-Account(s) to cover the Charge for Decrease in Specified Amount, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in — first out basis until the cost to cover the Charge for Decrease in Specified Amount has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.

We may limit requests for decreases in Specified Amount to the extent there is insufficient Surrender Value to cover the necessary charges.

Surrender Charge for Full Surrender  Upon full surrender of this policy, the surrender charge will be equal to a. multiplied by b., where:

a.	is the entire amount shown in the Table of Surrender Charges in the Policy Specifications; and
b.	is one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.

In no event will the charge assessed upon a full surrender exceed the then current Accumulation Value less any Indebtedness.

A new schedule of surrender charges will apply with respect to each increase in Specified Amount.  For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new “Initial Specified Amount “.

Continuation of Coverage After Insured’s Attained Age 121  Unless otherwise agreed to by You and Us, if the Insured is still living at Attained Age 121 and this policy is still In Force at that time, the Separate Account Value and Holding Account Value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured’s Attained Age 121 and no further transfers among Sub-Accounts will be allowed.  We will:

a.	continue to credit interest to the Fixed Account as described in the “Interest Credited Under Fixed Account” provision;
b.	not allow any new Segments to be opened and the value of each Maturing Segment will be transferred to the Fixed Account on the Segment Maturity Date;
c.	no longer charge Monthly Deductions under this policy;
d.	no longer accept premium payments (except as needed to keep this policy from Lapsing);
e.	convert a Participating Loan to a Fixed Loan;
f.	continue to charge loan interest;
g.	Fixed Loans and partial surrenders can continue to be taken. Loan interest rates will apply as stated on the Policy Specifications and loan repayments can continue to be made; and
h.	continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

This provision will not continue any rider attached to this policy beyond the date for such rider’s termination, as provided in the rider.

With regards to the changes in benefits detailed under this provision, there is some uncertainty whether this policy would continue to qualify as life insurance in the year the Insured reaches Attained Age 121. There is some uncertainty whether You would be viewed as constructively receiving the Accumulation Value at any time when the policy’s Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.

Partial Surrender  A partial surrender may be made from this policy on any Valuation Day while this policy is In Force.  You must request the partial surrender In Writing, or electronically with Our consent.  Our consent is revocable upon Written Notice to You.  Any deferment of payment of a partial surrender will be subject to the “Deferment of Payments” provision.

The amount of the partial surrender requested is subject to the Amount of Partial Surrenders as shown in the Policy Specifications.

The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications.  The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the Partial Surrender, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in — first out basis until the amount of the Partial Surrender has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  If value is deducted from an open Segment in the Indexed Account, the amount of interest that will be applied to the deducted value of the Segment will be a prorated portion of the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.

Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced.  The cancellation of such units will be based on the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

Effect of Partial Surrenders on Accumulation Value and Specified Amount  As of the end of the Valuation Day on which there is a partial surrender, the Accumulation Value will be reduced by the amount of the partial surrender.

If Death Benefit Option 1 is in effect, the Death Benefit Proceeds will be reduced.  The Specified Amount may also be reduced.  The amount of the reduction will be equal to the greater of:

a.	zero; or
b.	an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of [(1) minus (2)] divided by (3), where:
(1)

is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

	(2)	is the Specified Amount immediately prior to the partial surrender; and
	(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.

If Death Benefit Option 2 is in effect, the Death Benefit Proceeds will be reduced by the amount of the partial surrender.  The Specified Amount will not be reduced.

If Death Benefit Option 3 is in effect, the Accumulated Premium and the Death Benefit Proceeds will be reduced by the amount of the partial surrender.  If the amount of the partial surrender exceeds the Accumulated Premium, the Specified Amount will be reduced by the excess amount.

Any decrease in Specified Amount will be deducted in the following order: (a) from the most recent Specified Amount increase using its applicable surrender charges, if any; (b) successively from the next most recent Specified Amount increase using its applicable surrender charges, if any; (c) from the Initial Specified Amount using the surrender charges as shown on the Table of Surrender Charges shown on the Policy Specifications.

Loan Provisions

Loans  If this policy has Surrender Value available, We will grant a loan against the policy provided:

a.	a loan agreement is properly executed; and
b.	You make a satisfactory assignment of this policy to Us.

The sole security for the loan shall be assignment of the policy.

Participating Loans are available up to the Insured’s Attained Age 121 and Fixed Loans may continue to be made after the Insured’s Attained Age 121.  There are two loan options available, a Fixed Loan or a Participating Loan.  When requesting a loan, You must select either a Participating Loan or a Fixed Loan option.  If there is an existing loan on Your policy and You request an additional loan, the new loan will be the same option as the existing loan unless You request to switch loan options.  If You choose to switch loan options, the existing and new loans will be the new loan option selected.

We reserve the right to limit the amount of any loan to 90% of the then current Surrender Value.  When limitations are not in place, a Fixed Loan may be for any amount up to the then current Surrender Value.  A Participating Loan may be for any amount up to the lesser of: a) the then current Surrender Value; or b) the Accumulation value allocated to the Holding Account and Indexed Account combined.  The amount borrowed will be paid within 7 calendar days of Our receipt of such request, except as specified in the “Deferment of Payments” provision.

Surrender Value enhancements provided under any Rider that may be attached to Your policy are not included in the amounts available for a loan.

The Minimum Loan Amount is shown in the Policy Specifications.

Fixed Loan  We will withdraw an amount equal to the Fixed Loan from the Fixed Account and/or the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s), unless You instruct Us otherwise In Writing.  Such amounts will become part of the Loan Account Value. If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account to the Loan Account and become part of the Loan Account Value.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in — first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  No Index Bonus is credited on funds transferred from the Indexed Account.  The outstanding loan balance at any time includes accrued interest on the Fixed Loan.  Interest will be credited to the Loan Account as described in the “Interest Credited Under Loan Account” provision.

If an amount is transferred out of the Indexed Account for a Fixed Loan and within a 12 month period from the date of that transaction, either a premium payment or loan repayment is made, We reserve the right to:

a.              allocate the Net Premium Payment and/or Loan Repayment to the Fixed Account, and

b.              restrict transfers from the Fixed Account and/or the Sub-Account(s) into the Holding Account for allocation to the Indexed Account.

Participating Loan  A loan against the Holding Account Value and Indexed Account Value where an amount equal to the Indebtedness remains in the Holding Account and Indexed Account as allocated at the time the loan is taken, and not transferred to the Loan Account.  The amount available for a Participating Loan is determined as the lesser of:

a.                                      the policy’s Surrender Value; or

b.                                      the sum of the Holding Account Value plus Indexed Account Value.

Loan Account  An amount equal to the amount of any Fixed Loan will be transferred out of the Fixed Account and/or Sub-Account(s), and if necessary from the Holding Account and the Indexed Account as described in the “Fixed Loan” provision, into the Loan Account. Such amount will become part of the Loan Account Value.  The outstanding loan balance at any time includes accrued interest on the loan.  Interest will be credited to the Loan Account as described in the “Interest Credited Under Loan Account” provision.

Loan Repayment  Indebtedness may be repaid at any time during the lifetime of the Insured.  The minimum loan repayment is the Minimum Loan Repayment Amount shown in the Policy Specifications or the amount of the outstanding Indebtedness, if less.  For a Participating Loan, Indebtedness will be reduced by the amount of the loan repayment.

For a Fixed Loan, the Indebtedness and the Loan Account Value will be reduced by the amount of any loan repayment.  Any repayment of Indebtedness for a Fixed Loan, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s), and/or Indexed Account in the same proportion in which Net Premium Payments are currently allocated.

Interest Rate Charged on Participating Loan  Interest charged on the Participating Loan will be at an annual rate as shown on the Policy Specifications, payable in arrears.  Interest on a loan is due and payable on each Policy Anniversary but will accrue daily for the purposes of accruing interest on any loan.  Interest will also accrue daily for the purpose of calculating any Indebtedness.  If You do not pay the interest when it is due, We will add the amount of interest to the loan.  We will charge interest on this amount at the Participating Loan Interest Rate Charged as noted in the Policy Specifications.

Interest Rate Charged on Fixed Loan  Interest charged on the Fixed Loan will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on the Fixed Loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed In Writing by You and Us.  Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and any Sub-Account(s) in the same proportion as the balances of such account(s) and into the Loan Account, unless both You and We agree otherwise In Writing.  If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in — first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  No Index Bonus is credited on funds transferred from the Indexed Account.

Indebtedness  A loan against this policy, unless repaid, will have an effect on the Surrender Value.  A loan reduces the Surrender Value while repayment of a loan increases the Surrender Value.  Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under this policy.

Annual Rebalancing of Holding Account and Indexed Account Due to Participating Loan  On each Policy Anniversary, if Indebtedness is greater than the Holding Account Value and Indexed Account Value, amounts will be withdrawn from the Fixed Account and any Sub-Account(s) in the same proportion as the balances of such account(s) and transferred to the Holding Account until Indebtedness equals the Holding Account Value and Indexed Account Value.

Converting from One Loan Option to the Other  A conversion from one loan option to the other can be done only once in a twelve-month period and only after twelve months have elapsed from the date of the most recent loan, and the entire loan must be converted.  When a loan is converted, interest will be charged at the interest rate in effect for the current loan option until the date of the conversion.  From the date of conversion, interest is charged at the interest rate in effect under the new loan option.

Participating Loan to Fixed Loan  On the day the Participating Loan is converted to a Fixed Loan, an amount equal to the loan principal will be transferred from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances of such account(s) into the Loan Account.  If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in — first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  No Index Bonus is credited on funds transferred from the Indexed Account.

Fixed Loan to Participating Loan  Unless otherwise requested by You and agreed to by Us, when a Fixed Loan is converted to a Participating Loan, the Loan Account Value will be transferred to the Indexed Account according to the Indexed Account allocation instructions that you have provided.

Insurance Coverage Provisions

Date of Coverage  The dates of coverage under this policy will be as follows:

a.

For all coverages provided in the original application, the effective date of coverage will be the Policy Date, provided the initial premium has been paid and the policy accepted by You while the Insured is living.

b.

For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day We approve the application for the increase, decrease, or addition to coverage provided the Insured is living on such day.

c.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the “Reinstatement” provision.

Termination of Coverage  All coverage under this policy terminates on the first of the following to occur:

a.	a full surrender of this policy;
b.	death of the Insured; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by Us after this policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this policy or waiver of the termination. Any such deduction will be refunded.

Death Benefit Proceeds  If the Insured dies while this policy is In Force, We will pay Death Benefit Proceeds equal to the greater of:

a.	the amount determined under the Death Benefit Option in effect at the time of the Insured’s death, less any Indebtedness; or

b.

an amount equal to the Accumulation Value on the date of death plus any interest credited to an open Segment on the date of the Insured’s death at the Minimum Guaranteed Annual Interest Credited To A Maturing Segment applied on a prorated basis multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness.

Death Benefit Qualification Test  This policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law.  Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702.  The Death Benefit Qualification Test for this policy is shown in the Policy Specifications and cannot be changed. Unless You elect otherwise when applying for this policy, the Death Benefit Qualification Test is the Guideline Premium Test.

Death Benefit Options  The Death Benefit Options available under this policy are as follows:

a.	Death Benefit Option 1 (Level): The death benefit equals the Specified Amount on the date of death less any partial surrenders after the date of death.

b.

Death Benefit Option 2 (Increasing):  The death benefit is the greater of the Specified Amount on the date of death plus the Accumulation Value on the date of death plus any interest credited to an open Segment on the date of the Insured’s death at the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment, as shown in the Policy Specifications, applied on a prorated basis, less any partial surrenders after the date of death; or the Specified Amount on the date of death, multiplied by the Death Benefit Option 2 Factor as shown in the Policy Specifications if Death Benefit Option 2 is elected, less any partial surrenders (i.e. withdrawals) after the date of death.

c.

Death Benefit Option 3 (Increase by Premium): The death benefit equals the Specified Amount on the date of death plus the Accumulated Premium as described below on the date of death, less any partial surrenders after the date of death. The Death Benefit Option 3 Limit shown in the Policy Specifications is the maximum death benefit under this option, if Death Benefit Option 3 was elected at issue.

The Death Benefit Option on the Policy Date is shown in the Policy Specifications.

Accumulated Premium for Death Benefit Option 3  The Accumulated Premium is determined on each Monthly Anniversary Day and equals the sum of all premiums paid.  The Accumulated Premium will never be less than zero.  Any premium paid that will cause the death benefit to exceed the Death Benefit Option 3 Limit will be applied to this policy, but will only increase the death benefit up to the Death Benefit Option 3 Limit.

Changes in Insurance Coverage  Upon Your Written Request while the Insured is living, the insurance coverage may be changed as described in this provision.  At least 12 months must elapse after an increase before a decrease in Specified Amount can be made.

a.              Increases In Specified Amount  The Specified Amount may be increased subject to evidence of insurability and must be applied for on a supplemental application.  The Maximum Number of Specified Amount Increases per Policy Year and the Minimum Specified Amount Increase is as shown on the Policy Specifications.  You will be notified of any additional Surrender Charges applicable to an increase in Specified Amount as noted under the “Surrender Charge for Full Surrender” provision of this policy.  An increase in Specified Amount will automatically increase the Death Benefit Option 3 Limit, if Death Benefit Option 3 is elected.

b.              Decreases in Specified Amount  A decrease in Specified Amount may be made subject to the Maximum Number of Specified Amount Decreases per Policy Year shown in the Policy Specifications. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications.  Any decrease in Specified Amount will be deducted in the following order:  (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; (c) from the Initial Specified Amount.  A surrender charge will be applied as specified in the Surrender Provisions and the Table of Surrender Charges in the Policy Specifications.  We will not allow a decrease in Specified Amount below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

c.               Changes in Death Benefit Option  You may change from Death Option 2 to Death Benefit Option 1.  If You do, the Specified Amount will be increased by the greater of the Accumulation Value or the Specified Amount multiplied by 15%.  You may change from Death Benefit Option 3 to Death Benefit Option 1.  If You do, The Specified Amount will be increased by an amount equal to the Accumulated Premium, up to the Death Benefit Option 3 Limit. We will not allow a change to Death Benefit Option 2 or to Death Benefit Option 3.

d.              Premium Class Changes  Premium Class changes to a more favorable Premium Class may occur upon Your request at any time after the first Policy Year, subject to satisfactory evidence of insurability, and prior to the Insured’s Attained Age 121.  Such evidence of insurability shall be attached to and made a part of this policy.  We will provide confirmation of Premium Class reclassifications to You.

Additionally, if the change to a more favorable Premium Class is due to a change in the Insured’s smoking, tobacco or nicotine use habits, the Insured must not have smoked, used tobacco, or nicotine in, at least, the 12 month period immediately preceding Your application for the change.  We will approve the Premium Class reclassification to non-tobacco use if We receive:

a.              Your Written Request while premiums are payable for this policy; and

b.              Evidence of insurability satisfactory to Us based upon Our general underwriting rules in effect at the time of request which may include criteria other than smoking or tobacco use status and may include a definition of smoking or tobacco use different from that at Date of Issue.  Such evidence of insurability shall be attached to and made a part of this policy.  We will provide confirmation of Premium Class reclassifications to You.

Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date of approval by Us of the request for the change, unless another date acceptable to Us is requested. This policy may not be split to create more than one individual life insurance policy on the life of the Insured.

Right to Convert  In the event of a material change in the investment strategy of a Sub-Account, You may transfer the total amount in the Sub-Account(s) to the Fixed Account and/or Indexed Account without a transfer charge even if the 24 free transfers have already been used.  In the event of a material change in the investment strategy of a Sub-Account, You may transfer the amount in that Sub-Account without a transfer charge.  The option to transfer must be exercised by You within 60 days after the effective date of such change in the investment strategy of a Sub-Account of this policy.

Paid-Up Insurance Option  At any time, You may transfer all of the Variable Account Value, Holding Account Value, and Indexed Account Value, to the Fixed Account and then surrender this policy for reduced guaranteed nonparticipating paid-up insurance.  No monthly administrative fees would apply to such paid-up insurance.  The amount of paid-up insurance will be that which the Surrender Value will purchase when applied as a net single premium at the Insured’s then Attained Age using the paid-up nonforfeiture benefits annual interest rate and mortality table as shown on the Policy Specifications.  The paid-up insurance will not include any supplementary or additional benefits provided by rider under the original policy.

General Provisions

Entire Contract  This policy, the application for this policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between You and Us.  All statements made by or by the authority of the applicant will be deemed representations and not warranties.  No material misstatement will be used in defense of a claim under this policy unless it is contained in an application and a copy of the application is attached to this policy.

Only an authorized Officer of the Company may make or modify this policy.

Non-Participation  This policy is not entitled to share in surplus distribution.

Notices  Any notices or required communications will be sent to Your last known address.

Notice of Claim  You or someone on Your behalf must provide Us with Due Proof of Death of the Insured In Writing within 30 days or as soon as reasonably possible after the death of the Insured.

Payment of Proceeds  Proceeds mean the amount payable:

a.	upon the surrender of this policy; or
b.	upon the death of the Insured.

Upon the death of the Insured, while this policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds.  Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death of the Insured.  Upon payment of Death Benefit Proceeds interest becomes payable beginning on the date of death at the rate currently paid under the interest settlement option.  If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this policy is surrendered before the death of the Insured, the Proceeds payable upon surrender will be the Surrender Value.

The Proceeds payable under this policy are subject to the adjustments described in the following provisions:

a.	Misstatement of Age or Sex;
b.	Incontestability;
c.	Suicide;
d.	Effect of Partial Surrenders on Accumulation Value and Specified Amount;
e.	Grace Period;
f.	Indebtedness; and
g.	Premium Refund at Death.

We may require return of this policy when settlement is made.  Proceeds will be paid in a lump sum unless You choose a settlement option We make available.

Deferment of Payments  Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after We receive Your request in a form acceptable to Us.  However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day.  In the event of a deferral of a surrender or loan, interest becomes payable after 10 days at the rate currently paid under the interest settlement option.  Additionally, We reserve the right to defer the payment of such amounts from the Fixed Account, Holding Account and Indexed Account for a period not to exceed 6 months from the date We receive Your Written Request.  During any such deferred period, the amount payable will bear interest at the rate specified under the interest settlement options.  However, We will not defer any payment used to pay premiums on policies with us.

Misstatement of Age or Sex  If the date of birth or sex of the Insured is misstated, We will adjust all benefits to the amounts that would have been purchased for the most recent Cost of Insurance charge at the correct Issue Age and sex; that is, all benefits will be adjusted for the difference between the Monthly Deductions made and the Monthly Deductions that would have been made at the correct Issue Age and sex.

Suicide  If the Insured commits suicide within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Indebtedness and partial surrenders.

If the Insured commits suicide within 2 years from the date of any increase in the Specified Amount resulting from an application by You subsequent to the Date of Issue of this policy, the Death Benefit Proceeds with respect to such increase will be limited to a refund of premium paid for the cost of such additional insurance and the amount of insurance will be based on the Specified Amount before such increase was made, provided that the increase became effective at least 2 years from the Date of Issue of this policy.

If this policy Lapses and is reinstated, the 2 year period for suicide does not begin anew.

Incontestability  We will only use material misrepresentations in an application to contest a claim.  Except for nonpayment of premium, this policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications.  This means that We will not use any material misrepresentation in the application to challenge a claim or contest liability after that time.

Any applied for increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years.  The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

A Premium Class tobacco reclassification will be incontestable after it has been In Force for 2 years from the effective date of the reclassification.

If this policy is reinstated, the basis for contesting after reinstatement will be:

a.	limited for a period of 2 years from the date of reinstatement; and
b.	limited to material misrepresentations made in the reinstatement application.

Annual Report  We will send You a report at least once a year without charge. The report will show:

a.	the Accumulation Value as of the reporting date;
b.	the amounts deducted from or added to the Accumulation Value since the last report;
c.	the current death benefit;
d.	the current policy values;
e.	premiums paid and all deductions made since the last report;
f.	the amount available for loan;
g.	outstanding loans; and
h.	any other information required by the New York State Department of Financial Services.

Projection of Benefits and Values  Upon Your Written Request, We will provide a projection of illustrative future Death Benefit Proceeds and policy values once a year without charge.  Additional projections are available at any time upon Written Request and payment of a reasonable service fee not to exceed $25.00.  The fee payable will be the one then in effect for this service.

Change of Plan  Within the first 18 months of this policy, You may exchange this policy without any evidence of insurability for any one of the permanent life insurance policies belonging to the same Premium Class to which this policy belongs then being issued by Us.  The request for the exchange must be In Writing and received by Us within 18 months from the Policy Date of this policy.  Unless otherwise agreed by You and Us, the new policy will have the same initial amount of insurance and Policy Date as the original policy, and the Issue Age of the Insured under the new policy will be the Issue Age of the Insured as of the Policy Date of the original policy.  Any riders and incidental insurance benefits included in the original policy will be included if such riders and incidental benefits are issued with the new policy.  If the conversion results in an increase or decrease in Accumulation Value, such increase or decrease will be payable to Us or to You, as applicable.

Policy Changes - Applicable Law  We reserve the right to make changes in this policy or to make distributions from this policy to the extent We deem necessary to continue to qualify this policy as life insurance.  Any such changes will apply uniformly to all policies that are affected.  You will be given advance Written Notice of such changes.

Modified Endowment  Only with Your written consent, provided at the time of application or a later date, will this policy be allowed to become a modified endowment contract under the Internal Revenue Code.  Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund and credited with interest and will be used to pay future premium payments. The funds held in the separate deposit fund is not considered part of Your Accumulation Value and any interest may be taxable and you should consult a tax advisor if you have questions regarding this.  If You instead elect to have the excess premium refunded to You, We will refund the excess premium to You with interest within sixty days after the end of the Policy Year in which the premium was received.  The interest rate paid on the separate deposit fund will be the rate as We declare from time to time on premium deposit funds.

Compliance with the Internal Revenue Code  This policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law.  If at any time the premium paid under this policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received.  If, for any reason, We do not refund the excess premium within 60 days after the end of the Policy Year, the excess premium will be placed in a separate deposit fund and credited with interest until refunded to You.  The interest rate used on any refund or credited to the separate deposit fund created by this provision, will be the excess premium’s pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from this policy.  After the date of such notice, the interest rate paid on the separate deposit fund will be the rate as We may declare from time to time on premium deposit funds.  We reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

Effect of Policy on Riders Provisions

Effect of Policy on Riders  Any reference to the following terms contained in any rider attached to this policy will be modified as follows:

a.	“Variable Account” will mean “Separate Account” as defined in this policy;

b.	“Date of Issue” will mean “Policy Date” as defined in this policy; and

c.	“Schedule 4” will mean “Corridor Percentages Table shown in the Policy Specifications”.

Impact on a Change of Insured Benefit Rider, if Attached to this Policy  If a Change of Insured Benefit Rider is attached to Your policy “Net Accumulation Value” will mean “Surrender Value” as defined in this policy.

Effect of Riders on Policy Provisions

Effect of Riders on Policy Provisions  If any riders are attached to and made part of this policy, policy provisions and definitions may be impacted, including those concerning premiums and policy values.  READ YOUR POLICY AND RIDERS CAREFULLY.

Settlement Options

Instead of payment in a single lump sum check, all or part of the Death Benefit Proceeds may be applied under one or more of the settlement options shown below.  The right to elect and receive payments under a settlement option are subject to the conditions stated in this provision.

You may make, change or revoke an Election at any time while the Insured is alive.  Following the death of the Insured, the beneficiary may elect an option if You have not elected one or if Death Benefit Proceeds are payable in one sum.  A beneficiary may make a change in payment under a settlement option only if You provided for it in Your election.

A change of beneficiary automatically cancels a previous election of a settlement option.

If this policy is assigned, the assignee’s portion of Death Benefit Proceeds will be paid in one sum.  Any balance of Death Benefit Proceeds may be applied under settlement options.

Death Benefit Proceeds placed under a settlement option for the benefit of any beneficiary must be at least $2,500.00 and payments to any payee must be at least $25.00.

If Death Benefit Proceeds are payable to an executor, administrator, trustee, corporation, partnership or association, payment will be in one sum unless We agree to payment under a settlement option.

Options

1.                Income for a Fixed Period  Monthly installments will be paid for a period agreed upon.

2.                Life Income  Monthly installments will be paid as elected under a, b or c:

a.                Life Only  Installments will be paid for as long as the payee lives.

b.                  Guaranteed Period  Installments will be paid during the guaranteed period.  After that, installments will be paid for as long as the payee lives.  If the installment payment is the same amount at the same age for different guarantee periods, We will deem an election for the longest guarantee period.

c.                   Installment Refund  Installments will be paid until the sum of payments equals all Proceeds retained.  After that, installments will be paid for as long as the payee lives.

The amount of each installment is determined by the payee’s sex and age nearest birthday when payments begin.

3.                Interest Installments  For a period agreed upon, Death Benefit Proceeds will be held by Us and will earn interest at a rate We declare annually.  This rate will be at least the rate shown on Page 31.

During the period agreed upon:

a.              Interest will be paid monthly to the payee; or

b.              Interest can be allowed to accumulate.

At any time during the period agreed upon, Death Benefit Proceeds may be placed under one of the other settlement options.

4.              Income of Fixed Amount  Monthly installments will be paid in an amount agreed upon until Death Benefit Proceeds and interest are exhausted.

5.                Annuity Settlement Option  Instead of any other settlement option, the Death Benefit Proceeds may be used to provide an income based on Our Single Premium Immediate Annuity rates and rules in effect on the date the Death Benefit Proceeds are payable.  The amount of each installment will be adjusted to make it payable at the beginning of the payment period.

The amount of each installment provided by the Death Benefit Proceeds will be consistent with the installment which normally would be paid under Our Single Premium Immediate Annuity.

The amount of each installment based on Our Single Premium Immediate Annuity is determined by the payee’s sex and age nearest birthday when installments begin.

When Installment Payments Begin  Interest under Option 3 will be paid at the end of each payment period. Payments under other options are made at the beginning of each payment period.  Payment periods begin on the date Death Benefit Proceeds become due and payable.

Guaranteed and Excess Interest  Payments are calculated at the guaranteed interest rate as shown on Page 31.  When We declare a higher rate, the excess will be paid as part of each payment under Options 1, 3 and 4 and during the guaranteed and refund periods under Option 2.

Protection Against Creditors  Funds held and payments made under settlement options shall not be assigned and, to the extent permitted by law, shall not be subject to levy, attachment or other judicial process.

Other Conditions and Provisions  Before payments begin under a settlement option, this policy must be exchanged for a supplementary contract expressing the terms of settlement.

Unless otherwise provided in the supplementary contract, the present value of any payments due after the death of the last surviving payee will be paid to that payee’s estate.

Any Indebtedness will decrease the amount placed under a settlement option unless the Indebtedness is paid before installment payments begin.

Settlement Option Tables

Guaranteed Basis of Calculation for Payment Option Installments:
Monthly Installments per $1,000 of Proceeds	Option 1, 3 and 4:	2.00% interest compounded annually.
	Option 2 and 5:	2.00% interest compounded annually and the
Annuity 2000 Mortality Table with two-year age setback.

Option 1 - Income for Fixed Period

No. of	Monthly	No. of	Monthly	No. of	Monthly	No. of	Monthly	No. of	Monthly	No. of	Monthly
Years	Income	Years	Income	Years	Income	Years	Income	Years	Income	Years	Income
5	$17.49	8	$11.25	11	$8.42	14	$6.81	17	$5.77	20	$5.04
6	14.72	9	10.10	12	7.80	15	6.42	18	5.50
7	12.74	10	9.18	13	7.26	16	6.07	19	5.26

Option 2 - Life Income

Male Payee

Age of	Life	Guaranteed Period				Instm’t
Payee	Only	5 Yrs.	10 Yrs.	15 Yrs.	20 Yrs.	Refund
40	$2.90	$2.90	$2.89	$2.88	$2.87	$2.82
41	2.94	2.94	2.93	2.92	2.91	2.86
42	2.98	2.98	2.98	2.97	2.95	2.89
43	3.03	3.03	3.02	3.01	2.99	2.93
44	3.08	3.08	3.07	3.05	3.03	2.97

45	3.13	3.13	3.12	3.10	3.08	3.01
46	3.18	3.18	3.17	3.15	3.12	3.06
47	3.23	3.23	3.22	3.20	3.17	3.10
48	3.29	3.29	3.28	3.25	3.22	3.15
49	3.35	3.35	3.33	3.31	3.27	3.20

50	3.41	3.41	3.39	3.37	3.32	3.25
51	3.48	3.47	3.46	3.43	3.38	3.30
52	3.55	3.54	3.52	3.49	3.43	3.35
53	3.62	3.61	3.59	3.55	3.49	3.41
54	3.70	3.69	3.66	3.62	3.55	3.47

55	3.78	3.77	3.74	3.69	3.61	3.53
56	3.86	3.85	3.82	3.76	3.67	3.59
57	3.95	3.94	3.90	3.84	3.74	3.66
58	4.04	4.03	3.99	3.92	3.80	3.73
59	4.14	4.13	4.08	4.00	3.87	3.81

60	4.25	4.23	4.18	4.09	3.94	3.88
61	4.36	4.34	4.28	4.17	4.01	3.96
62	4.48	4.46	4.39	4.27	4.07	4.04
63	4.61	4.58	4.51	4.36	4.14	4.13
64	4.74	4.72	4.62	4.46	4.21	4.23

65	4.89	4.86	4.75	4.56	4.28	4.32
66	5.04	5.01	4.88	4.66	4.35	4.43
67	5.21	5.16	5.02	4.76	4.41	4.53
68	5.38	5.33	5.16	4.87	4.48	4.64
69	5.57	5.51	5.31	4.97	4.54	4.76

70	5.77	5.70	5.46	5.08	4.60	4.88
71	5.99	5.90	5.62	5.18	4.65	5.01
72	6.21	6.11	5.79	5.29	4.70	5.14
73	6.45	6.33	5.95	5.39	4.75	5.29
74	6.71	6.57	6.13	5.49	4.79	5.44

75	6.99	6.81	6.30	5.58	4.83	5.59
76	7.28	7.07	6.48	5.67	4.87	5.76
77	7.60	7.35	6.66	5.76	4.90	5.93
78	7.93	7.64	6.84	5.84	4.92	6.11
79	8.29	7.94	7.02	5.92	4.95	6.30

80	8.68	8.26	7.20	5.99	4.97	6.50
81	9.09	8.59	7.37	6.05	4.98	6.72
82	9.53	8.93	7.54	6.11	5.00	6.92
83	10.00	9.29	7.71	6.16	5.01	7.16
84	10.50	9.66	7.87	6.21	5.02	7.41

85 & over	11.04	10.04	8.02	6.24	5.02	7.65

Female Payee

Age of	Life	Guaranteed Period				Instm’t
Payee	Only	5 Yrs.	10 Yrs.	15 Yrs.	20 Yrs.	Refund
40	$2.74	$2.74	$2.74	$2.74	$2.73	$2.70
41	2.78	2.78	2.78	2.77	2.76	2.73
42	2.82	2.82	2.81	2.81	2.80	2.77
43	2.86	2.86	2.85	2.85	2.84	2.80
44	2.90	2.90	2.89	2.89	2.87	2.84

45	2.94	2.94	2.93	2.93	2.91	2.87
46	2.98	2.98	2.98	2.97	2.95	2.91
47	3.03	3.03	3.02	3.01	3.00	2.95
48	3.08	3.08	3.07	3.06	3.04	2.99
49	3.13	3.13	3.12	3.11	3.09	3.04

50	3.18	3.18	3.17	3.16	3.14	3.08
51	3.24	3.24	3.23	3.21	3.19	3.13
52	3.30	3.29	3.28	3.27	3.24	3.18
53	3.36	3.36	3.34	3.32	3.29	3.23
54	3.42	3.42	3.41	3.38	3.35	3.28

55	3.49	3.49	3.47	3.45	3.40	3.34
56	3.56	3.56	3.54	3.51	3.46	3.40
57	3.64	3.63	3.62	3.58	3.53	3.46
58	3.72	3.71	3.69	3.65	3.59	3.52
59	3.80	3.80	3.77	3.73	3.66	3.59

60	3.89	3.89	3.86	3.81	3.72	3.66
61	3.99	3.98	3.95	3.89	3.79	3.73
62	4.09	4.08	4.04	3.98	3.87	3.81
63	4.20	4.19	4.14	4.07	3.94	3.89
64	4.31	4.30	4.25	4.16	4.01	3.98

65	4.43	4.42	4.36	4.26	4.09	4.07
66	4.56	4.54	4.48	4.36	4.16	4.16
67	4.70	4.68	4.60	4.46	4.24	4.26
68	4.85	4.82	4.74	4.57	4.31	4.37
69	5.01	4.98	4.87	4.68	4.39	4.47

70	5.18	5.14	5.02	4.79	4.46	4.59
71	5.36	5.32	5.18	4.91	4.53	4.72
72	5.56	5.51	5.34	5.03	4.59	4.84
73	5.77	5.71	5.51	5.14	4.65	4.98
74	6.00	5.93	5.68	5.26	4.71	5.13

75	6.25	6.16	5.87	5.37	4.76	5.28
76	6.52	6.41	6.06	5.49	4.81	5.44
77	6.81	6.68	6.26	5.59	4.85	5.62
78	7.12	6.96	6.46	5.70	4.88	5.79
79	7.46	7.26	6.66	5.79	4.92	5.99

80	7.83	7.58	6.86	5.88	4.94	6.18
81	8.23	7.93	7.07	5.96	4.96	6.39
82	8.66	8.29	7.27	6.03	4.98	6.63
83	9.13	8.67	7.47	6.10	5.00	6.86
84	9.63	9.07	7.66	6.16	5.01	7.11

85 & over	10.18	9.48	7.84	6.21	5.02	7.37

Option 3 - Interest Installments

Monthly	$1.65
Quarterly	$4.96
Semiannually	$9.95
Annually	$20.00

Option 4 - Income of Fixed Amount

Monthly			Monthly			Monthly
Instm’t	Years	Months	Instm’t	Years	Months	Instm’t	Years	Months
$5.00	20	2	$7.50	12	6	$12.50	7	1
6.00	16	2	8.00	11	7	15.00	5	10
6.67	14	4	9.00	10	2	16.67	5	3
7.00	13	6	10.00	9	1	17.50	4	11

At the end of the Option 4 periods shown, there may be a small remaining balance which will be paid.

(This Page Left Blank Intentionally)

(This Page Left Blank Intentionally)

Lincoln Life & Annuity Company of New York

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES

Death Benefit Proceeds payable if the Insured dies while this policy is In Force.  Investment results reflected in policy benefits.  Non-Participating — Not eligible for dividends.  This policy’s Indexed Account does not participate in any stock, bond or equity investments.  Surrender Value payable upon surrender of the policy.  Flexible premiums payable to the Insured’s Attained Age 121.  Premium Payments and Supplementary Coverages as shown in the Policy Specifications.